Exhibit 99.1
AdvanSix.com
News Release

ADVANSIX ANNOUNCES SECOND QUARTER 2022 FINANCIAL RESULTS

Sales of $584 million, up 33% versus prior year
Earnings Per Share of $2.23; Adjusted Earnings Per Share of $2.30, up 40% versus prior year
Cash Flow from Operations of $96 million, up 85% versus prior year
Announced 16% increase in quarterly dividend to $0.145 per share

Parsippany, N.J., August 5, 2022 - AdvanSix (NYSE: ASIX) today announced its financial results for the second quarter ending June 30, 2022. Overall, the Company generated robust quarterly sales, earnings and cash flow.
Second Quarter 2022 Summary
•Sales up approximately 33% versus prior year driven by 26% favorable impact of market-based pricing, 6% higher raw material pass-through pricing, and 5% contribution from acquisitions, partially offset by 4% lower volume
•Net Income of $65.2 million, an increase of $21.0 million versus the prior year
•Adjusted EBITDA of $105.4 million, an increase of $25.7 million versus the prior year
•Cash Flow from Operations of $95.9 million, an increase of $43.9 million versus the prior year
•Capital Expenditures of $17.8 million, an increase of $7.5 million versus the prior year
•Free Cash Flow of $78.1 million, an increase of $36.5 million versus the prior year
•Repurchased 87,251 shares for approximately $3 million

“Our robust second quarter results, featuring top and bottom line growth sequentially and year-over-year, reflect the continued strength and advantage of our business model and diverse product portfolio," said Erin Kane, president and CEO of AdvanSix. "In the quarter, strong commercial performance to meet customer demand more than offset higher inflation as well as lower sales volume primarily due to unfavorable weather conditions driving a reduction of in-season fertilizer demand. Our healthy cash flow performance reflects the quality of our earnings while supporting continued reinvestment in the business and return of cash to shareholders including opportunistic share repurchases and a 16 percent increase in our quarterly cash dividend. Our integration of U.S. Amines is progressing very well as expected, adding additional value to our portfolio."

Summary second quarter 2022 financial results for the Company are included below:

($ in Thousands, Except Earnings Per Share)	2Q 2022	2Q 2021
Sales	$583,736	$437,682
Net Income	65,157	44,131
Diluted Earnings Per Share	$2.23	$1.53
Adjusted Diluted Earnings Per Share (1)	$2.30	$1.64
Adjusted EBITDA (1)	105,426	79,700
Adjusted EBITDA Margin % (1)	18.1%	18.2%
Cash Flow from Operations	95,891	51,945
Free Cash Flow (1)(2)	78,131	41,644
(1) See “Non-GAAP Measures” included in this press release for non-GAAP reconciliations
(2) Net cash provided by operating activities less capital expenditures

Sales of $583.7 million in the quarter increased approximately 33% versus the prior year. Market-based pricing was favorable by 26% compared to the prior year driven by strong commercial execution to capture higher pricing across our ammonium sulfate and nylon product lines, partially offset by lower pricing in chemical intermediates, primarily acetone. Raw material pass-through pricing was favorable by 6% following a net cost increase in benzene and propylene (inputs to cumene which is a key feedstock to our products). The acquisition of U.S. Amines contributed approximately 5% to sales in the quarter. Sales volume decreased approximately 4% driven primarily by unfavorable weather conditions driving a reduction of in-season fertilizer demand, and lower production output compared to the prior year.

Sales by product line and approximate percentage of total sales are included below:

($ in Thousands)	2Q 2022		2Q 2021
	Sales	% of Total	Sales	% of Total
Nylon	$132,105	23%	$111,710	25%
Caprolactam	87,169	15%	81,792	19%
Chemical Intermediates	158,611	27%	144,201	33%
Ammonium Sulfate	205,851	35%	99,979	23%
	$583,736	100%	$437,682	100%

Adjusted EBITDA of $105.4 million in the quarter increased $25.7 million versus the prior year primarily due to higher market-based pricing, net of increased raw material costs, particularly natural gas and sulfur, partially offset by lower sales volume, inflation, and higher utilities cost driven by natural gas prices.

Adjusted earnings per share of $2.30 increased $0.66 versus the prior year driven primarily by the factors discussed above.

Cash flow from operations of $95.9 million in the quarter increased $43.9 million versus the prior year primarily due to higher net income and the favorable impact of changes in working capital. Capital expenditures of $17.8 million in the quarter increased $7.5 million versus the prior year.

Dividend
The Company's Board of Directors declared a quarterly cash dividend of $0.145 per share on the Company's common stock. This represents a 16% increase from the previous quarter's dividend. The dividend is payable on August 30, 2022 to stockholders of record as of the close of business on August 16, 2022.

Outlook
•Targeting significant earnings growth in 2022 supported by strength of our integrated business model and diverse end market exposure
•Expect continued healthy North America demand for nylon and chemical intermediates
•Expect favorable underlying agriculture industry fundamentals to continue; North America ammonium sulfate seasonality expected to drive 3Q22 higher export mix sequentially
•Successful integration of U.S. Amines expected to deliver year one earnings accretion
•Continue to expect Capital Expenditures to be $95 to $105 million in 2022
•Continue to expect pre-tax income impact of planned plant turnarounds to be approximately $32 to $37 million in 2022

"Looking forward, we expect continued healthy North America demand for nylon and chemical intermediates as well as favorable agriculture, nitrogen and sulfur fertilizer industry fundamentals particularly into next year's planting season. While the macro environment continues to be dynamic, we have substantially increased the earnings power of this business. We are well-positioned to fuel future earnings and cash flow performance with continued contributions from high-return growth and cost savings projects, an improved portfolio mix with over $200 million in sales from differentiated products, and strong and disciplined capital deployment. Our core strategies continue to support expectations for AdvanSix's long-term, sustainable performance,” concluded Kane.

Conference Call Information
AdvanSix will discuss its results during its investor conference call today starting at 9:00 a.m. ET. To participate on the conference call, dial (844) 855-9494 (domestic) or (412) 858-4602 (international) approximately 10 minutes before the 9:00 a.m. ET start, and tell the operator that you are dialing in for AdvanSix’s second quarter 2022 earnings call. The live webcast of the investor call as well as related presentation materials can be accessed at http://investors.advansix.com. Investors can hear a replay of the conference call from 12 noon ET on August 5 until 12 noon ET on August 12 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international). The access code is 4764025.

About AdvanSix
AdvanSix plays a critical role in global supply chains, innovating and delivering essential products for our customers in a wide variety of end markets and applications that touch people’s lives, such as building and construction, fertilizers, agrochemicals, plastics, solvents, packaging, paints, coatings, adhesives and electronics. Our reliable and sustainable supply of quality products emerges from the integrated value chain of our five U.S.-based manufacturing facilities. AdvanSix strives to deliver best-in-class customer experiences and differentiated products in the industries of nylon solutions, chemical intermediates, and plant nutrients, guided by our core values of Safety, Integrity, Accountability and Respect. More information on AdvanSix can be found at http://www.advansix.com.

Forward Looking Statements
This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements may be identified by words such as "expect," "anticipate," "estimate," “outlook,” "project," "strategy," "intend," "plan," "target," "goal," "may," "will," "should" and "believe" and other variations or similar terminology and expressions. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control and difficult to predict, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: general economic and financial conditions in the U.S. and globally, including the impact of the coronavirus (COVID-19) pandemic and any resurgences; the potential effects of inflationary pressures, labor market shortages and supply chain issues; instability or volatility in financial markets or other unfavorable economic or business conditions caused by geopolitical concerns, including as a result of the conflict between Russia and Ukraine; the scope, shape and pace of recovery of the pandemic including the impact of social and economic restrictions and other containment measures taken to combat virus transmission; the effect on our customers’ demand for our products and our suppliers’ ability to manufacture and deliver our raw materials, including implications of reduced refinery utilization in the U.S.; our ability to sell and provide our goods and services; the ability of our customers to pay for our products; any closures of our and our customers’ offices and facilities; risks associated with increased phishing, compromised business emails and other cybersecurity attacks and disruptions to our technology infrastructure; risks associated with employees working remotely or operating with a reduced workforce; risks associated with our indebtedness including compliance with financial and restrictive covenants, and our ability to access capital on reasonable terms, at a reasonable cost, or at all, due to economic conditions; the impact of scheduled turnarounds and significant unplanned downtime and interruptions of production or logistics operations as a result of mechanical issues or other unanticipated events such as fires, severe weather conditions, natural disasters, pandemics and geopolitical conflicts and related events; price fluctuations, cost increases and supply of raw materials; our operations and growth projects requiring substantial capital; growth rates and cyclicality of the industries we serve including global changes in supply and demand; failure to develop and commercialize new products or technologies; loss of significant customer relationships; adverse trade and tax policies; extensive environmental, health and safety laws that apply to our operations; hazards associated with chemical manufacturing, storage and transportation; litigation associated with chemical manufacturing and our business operations generally; inability to acquire and integrate businesses, assets, products or technologies; protection of our intellectual property and proprietary information; prolonged work stoppages as a result of labor difficulties or otherwise; cybersecurity, data privacy incidents and disruptions to our technology infrastructure; failure to maintain effective internal controls; our ability to declare and pay quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase our common stock and the amount and timing of any future repurchases; disruptions in supply chain, transportation and logistics; potential for uncertainty regarding qualification for tax treatment of our spin-off; fluctuations in our stock price; and changes in laws or regulations applicable to our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our filings with the Securities and Exchange Commission (SEC), including the risk factors in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, as updated in subsequent reports filed with the SEC.

Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures intended to supplement, not to act as substitutes for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in this press release. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. Non-GAAP measures in this press release may be calculated in a way that is not comparable to similarly-titled measures reported by other companies.

# # #

Contacts:
Media	Investors
Janeen Lawlor	Adam Kressel
(973) 526-1615	(973) 526-1700
janeen.lawlor@advansix.com	adam.kressel@advansix.com

AdvanSix Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$17,297	$15,100
Accounts and other receivables – net	246,371	179,087
Inventories – net	155,447	149,570
Other current assets	16,798	6,097
Total current assets	435,913	349,854

Property, plant and equipment – net	785,974	767,964
Operating lease right-of-use assets	130,146	136,207
Goodwill	58,192	17,592
Intangible assets	50,766	17,980
Other assets	22,266	22,402
Total assets	$1,483,257	$1,311,999

LIABILITIES
Current liabilities:
Accounts payable	$272,261	$211,511
Accrued liabilities	43,449	49,712
Income taxes payable	32	9,723
Operating lease liabilities – short-term	38,995	36,127
Deferred income and customer advances	1,607	2,749
Total current liabilities	356,344	309,822

Deferred income taxes	148,263	133,330
Operating lease liabilities – long-term	91,377	100,580
Line of credit – long-term	146,500	135,000
Postretirement benefit obligations	10,659	18,243
Other liabilities	10,905	13,834
Total liabilities	764,048	710,809

STOCKHOLDERS' EQUITY
Common stock, par value $0.01; 200,000,000 shares authorized; 31,961,956 shares issued and 28,077,693 outstanding at June 30, 2022; 31,755,430 shares issued and 28,139,954 outstanding at December 31, 2021	320	318
Preferred stock, par value $0.01; 50,000,000 shares authorized and 0 shares issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Treasury stock at par (3,884,263 shares at June 30, 2022; 3,615,476 shares at December 31, 2021)	(39)	(36)
Additional paid-in capital	192,392	195,931
Retained earnings	532,246	411,516
Accumulated other comprehensive loss	(5,710)	(6,539)
Total stockholders' equity	719,209	601,190
Total liabilities and stockholders' equity	$1,483,257	$1,311,999

AdvanSix Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Sales	$583,736	$437,682	$1,062,809	$814,065

Costs, expenses and other:
Costs of goods sold	476,835	356,884	852,482	674,783
Selling, general and administrative expenses	20,841	21,682	42,051	40,990
Interest expense, net	769	1,379	1,332	2,923
Other non-operating (income) expense, net	172	(211)	(431)	19
Total costs, expenses and other	498,617	379,734	895,434	718,715

Income before taxes	85,119	57,948	167,375	95,350
Income tax expense	19,962	13,817	39,145	23,088
Net income	$65,157	$44,131	$128,230	$72,262

Earnings per common share
Basic	$2.31	$1.57	$4.55	$2.57
Diluted	$2.23	$1.53	$4.37	$2.51

Weighted average common shares outstanding
Basic	28,168,207	28,131,981	28,183,951	28,112,978
Diluted	29,262,709	28,920,177	29,316,792	28,830,727

AdvanSix Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income	$65,157	$44,131	$128,230	$72,262
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,534	16,629	34,226	32,733
Loss on disposal of assets	441	349	800	433
Deferred income taxes	3,077	5,575	2,558	7,812
Stock-based compensation	2,005	3,744	5,379	6,107
Accretion of deferred financing fees	154	141	309	282
Changes in assets and liabilities, net of business acquisitions:
Accounts and other receivables	(23,743)	(15,878)	(52,145)	(29,048)
Inventories	4,901	1,706	3,012	40,692
Accounts payable	70,159	20,602	62,130	6,821
Income taxes payable	(27,624)	—	(9,691)	—
Accrued liabilities	2,897	3,663	(8,821)	4,575
Deferred income and customer advances	(827)	(16,626)	(1,142)	(23,429)
Other assets and liabilities	(18,240)	(12,091)	(19,792)	(10,205)
Net cash provided by operating activities	95,891	51,945	145,053	109,035

Cash flows from investing activities:
Expenditures for property, plant and equipment	(17,760)	(10,301)	(38,779)	(24,478)
Acquisition of business	1,133	—	(97,456)	(9,523)
Other investing activities	(925)	(251)	(1,221)	(482)
Net cash used for investing activities	(17,552)	(10,552)	(137,456)	(34,483)

Cash flows from financing activities:
Borrowings from line of credit	82,000	50,500	230,500	104,500
Payments of line of credit	(155,500)	(101,500)	(219,000)	(184,500)
Principal payments of finance leases	(244)	(165)	(481)	(364)
Dividend payments	(3,515)	—	(7,032)	—
Purchase of treasury stock	(3,407)	(146)	(10,419)	(589)
Issuance of common stock	318	45	1,032	46
Net cash used for financing activities	(80,348)	(51,266)	(5,400)	(80,907)

Net change in cash and cash equivalents	(2,009)	(9,873)	2,197	(6,355)
Cash and cash equivalents at beginning of period	19,306	14,124	15,100	10,606
Cash and cash equivalents at the end of period	$17,297	$4,251	$17,297	$4,251

Supplemental non-cash investing activities:
Capital expenditures included in accounts payable			$9,207	$3,739

AdvanSix Inc.
Non-GAAP Measures
(Dollars in thousands, except share and per share amounts)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$95,891	$51,945	$145,053	$109,035
Expenditures for property, plant and equipment	(17,760)	(10,301)	(38,779)	(24,478)
Free cash flow (1)	$78,131	$41,644	$106,274	$84,557

(1) Free cash flow is a non-GAAP measure defined as Net cash provided by operating activities less Expenditures for property, plant and equipment

The Company believes that this metric is useful to investors and management as a measure to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Net Income to Adjusted EBITDA and Earnings Per Share to Adjusted Earnings Per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$65,157	$44,131	$128,230	$72,262
Non-cash stock-based compensation	2,005	3,744	5,379	6,107
Non-recurring, unusual or extraordinary expenses	—	—	—	—
Non-cash amortization from acquisitions	551	65	752	109
One-time M&A costs	—	—	277	172
Benefit from income taxes relating to reconciling items	(439)	(578)	(995)	(986)
Adjusted Net Income	67,274	47,362	133,643	77,664
Interest expense, net	769	1,379	1,332	2,923
Income tax expense - adjusted	20,401	14,395	40,141	24,074
Depreciation and amortization - adjusted	16,982	16,564	33,474	32,624
Adjusted EBITDA	$105,426	$79,700	$208,590	$137,285

Sales	$583,736	$437,682	$1,062,809	$814,065

Adjusted EBITDA Margin (2)	18.1%	18.2%	19.6%	16.9%

(2) Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Sales

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Income	$65,157	$44,131	$128,230	$72,262
Adjusted Net Income	67,274	47,362	133,643	77,664

Weighted-average number of common shares outstanding - basic	28,168,207	28,131,981	28,183,951	28,112,978
Dilutive effect of equity awards and other stock-based holdings	1,094,502	788,196	1,132,841	717,749
Weighted-average number of common shares outstanding - diluted	29,262,709	28,920,177	29,316,792	28,830,727

EPS - Basic	$2.31	$1.57	$4.55	$2.57
EPS - Diluted	$2.23	$1.53	$4.37	$2.51
Adjusted EPS - Basic	$2.39	$1.68	$4.74	$2.76
Adjusted EPS - Diluted	$2.30	$1.64	$4.56	$2.69

The Company believes the non-GAAP financial measures presented in this release provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s operating performance, enhance a reader’s understanding of the financial performance of the Company, and facilitate a better comparison among fiscal periods and performance relative to its competitors, as these non-GAAP measures exclude items that are not considered core to the Company’s operations.

AdvanSix Inc.
Appendix
(Pre-tax income impact, Dollars in millions)

Planned Plant Turnaround Schedule (3)

	1Q	2Q	3Q	4Q	FY
2017	—	~$10	~$4	~$20	~$34
2018	~$2	~$10	~$30	—	~$42
2019	—	~$5	~$5	~$25	~$35
2020	~$2	~$7	~$20	~$2	~$31
2021	~$3	~$8	—	~$18	~$29
2022E	~$1	~$5	$26-31	—	$32-$37

(3) Primarily reflects the impact of fixed cost absorption, maintenance expense, and the purchase of feedstocks which are normally manufactured by the Company.